Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Esperion Therapeutics Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated February 22, 2022, with respect to the financial statements of Esperion Therapeutics Inc. and the effectiveness of internal control over financial reporting of Esperion Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

April 14, 2022